EXHIBIT 10.23
COLUMBIA STATE BANK
CHANGE IN CONTROL AGREEMENT
THIS CHANGE IN CONTROL AGREEMENT (“Agreement”), is entered into this 4th day of February, 2014, by and between COLUMBIA STATE BANK, a Washington banking corporation (the “Bank”) and HADLEY S. ROBBINS (“Employee”) and shall be effective on the Effective Date (defined below). If the Effective Date does not occur, this Agreement shall be null and void and of no further force and effect.
Recitals
A.    Employee has been employed as the Bank’s Senior Vice President, Oregon and Southwest Washington Group Manager, pursuant to an Employment Agreement dated as of September 25, 2012, which became effective on April 1, 2013 (the “Employment Agreement”).
B.    Employee and the Bank have also previously executed a Change in Control Agreement, dated as of April 23, 2013 (the “Existing CIC Agreement”).
C.    The Bank and its parent holding company, Columbia Banking System, Inc. (“CBSI”), wish to promote Employee to the position of Chief Operating Officer of the Bank and CBSI, and Employee wishes to accept such promotion. In connection with the promotion, the parties wish to terminate the Employment Agreement (except for those surviving provisions identified herein) and the Existing CIC Agreement, and have this Agreement take effect.
In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the parties hereby contract and agree as follows:
Agreement
1.Term. The term of this Agreement (“Term”) shall commence on the date on which Employee assumes the position of Chief Operating Officer of the Bank and CBSI (the “Effective Date”), which date is expected to be March 1, 2014, and shall end on the earlier of the termination of Employee’s employment in a manner that does not constitute a Termination Event or on the fifth anniversary of the date first above written, unless extended in writing by the parties.
2.Severance Benefit. In the case of a Termination Event, as defined in Section 4, (i) the Bank shall pay to Employee all salary and benefits earned through the effective date of Employee’s termination and a severance benefit (“Severance Benefit”) in an amount equal to two times the amount of Employee’s then-current annual base salary, and (ii) vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. Payment of the Severance Benefit shall begin, and vesting and lapse of restrictions described in the preceding sentence shall occur, (i) in the case of a Termination Event described in paragraph 4.1, upon the effective date of termination, and (ii) in the case of a Termination Event described in paragraph 4.2, upon the effective date of the Change in Control which is then pending (or announced within sixty days of the date when the Employee’s employment terminated). The Severance Benefit shall be paid over a two year period in equal monthly payments without interest on the last day of each month, beginning with the month in which the Termination Event described in paragraphs 4.1 or 4.2, as the case may be, occurs.
3.Other Compensation and Terms of Employment. Except with respect to the Severance Payment and as otherwise explicitly set forth herein, this Agreement shall have no effect on the determination of any compensation payable by the Bank to the Employee, or upon any of the other terms of Employee’s employment with the Bank. Each of the Existing CIC Agreement and the Employment Agreement shall terminate in its entirety and be null and void upon the Effective Date, except that the terms and conditions of the following sections of the Employment Agreement shall remain in full force and effect: Section 2(b)(v) (Retention Bonus); Section 4(a)(i)(B) (Retention Bonus payment if terminated without cause or resigns for good reason); and Section 4(a)(ii) (vesting of Equity Benefits and lapse of restrictions thereon); provided, however, that the terms “Cause” and “Good Reason” as used in the foregoing sections of the Employment Agreement shall have the definitions set forth below in Section 6 of this Agreement and not the definitions set forth in the Employment Agreement. In addition to the foregoing:
3.1    Notwithstanding termination of the Employment Agreement, Employee shall receive in cash no later than March 15, 2014, the Annual Bonus for 2013, as defined in Section 2(b)(i) of the Employment Agreement, prorated from April 1, 2013. From the Effective Date, Employee’s bonus will be governed by the Short-Term Bonus Compensation Plan (or any successor plan for senior executives of the Bank).
3.2    If Employee voluntarily terminates his employment with the Bank and CBSI before March 1, 2017, he shall reimburse the Bank for the prorated portion of the relocation allowance paid to him for relocating to the Tacoma, Washington area.
3.3    If Employee remains employed by the Bank and CBSI until April 1, 2015 or if Employee’s employment is terminated without Cause or due to Disability (as defined in the Supplemental Executive Retirement Plan adopted by West Coast Bancorp, West Coast Bank and Employee, as amended and restated January 1, 2009 (the “West Coast SERP”)) or Employee resigns for Good Reason before April 1, 2015, then to the extent the West Coast SERP has not otherwise been amended or replaced by mutual agreement of the Bank, CBSI and Employee, the benefit paid under the West Coast SERP shall be no less than an amount equal to the Change in Control Benefit set forth in Section 3.5 of the West Coast SERP.
4.Termination Events. A Termination Event shall be deemed to occur upon, and only upon, one or more of the following:
4.1    Termination of Employee’s employment by the Bank without Cause (as defined below) or by Employee for Good Reason (as defined below) within 365 days following the effective date of a Change in Control; or
4.2    Termination of Employee’s employment by the Bank without Cause prior to a Change in Control if such termination occurs at any time from and after sixty days prior to the public announcement by the Bank or CBSI or any other party of a transaction which will result in a Change in Control; provided that the effective date of the Change in Control occurs within eighteen (18) months of Employee’s termination.
5.Restrictive Covenant.
5.1     Non-competition. Employee agrees that, during Employee’s employment with the Bank or any of its affiliates, and for a period of two years after commencement of the payment to Employee of the Severance Benefit, Employee will not directly or indirectly become interested in, as a “founder,” organizer, principal shareholder, director, or officer, any financial institution, now existing or organized hereafter, that competes or will compete with CBSI, the Bank or any of their affiliates (together the “Company”), including any successor, within any county in which the Company does business; provided that Employee’s covenant not to compete shall terminate in the event Employee waives the right to payment of any balance of the Severance Benefit then payable; and provided further, that Employee shall not be deemed a “principal shareholder” unless (i) Employee’s investment in such an institution exceeds 2% of the institution’s outstanding voting securities or (ii) Employee is active in the organization, management or affairs of such institution. The provisions restricting competition by Employee may be waived by action of the Board. Employee recognizes and agrees that any breach of this covenant by Employee will cause immediate and irreparable injury to the Company, and Employee hereby authorizes recourse by the Bank or CBSI to injunction and/or specific performance, as well as to other legal or equitable remedies to which either may be entitled.
5.2    Non-interference. During the non-competition period described in Section 5.1, Employee shall not (a) solicit or attempt to solicit any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company, (b) solicit or attempt to solicit any customer of the Company to cease doing business with the Company or to otherwise divert such customer’s business from the Company, or (c) solicit or attempt to solicit any supplier, licensee, or other business relations of the Company to cease doing business with the Company.
5.3    Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth in Section 5.1 above is unreasonably broad, the parties hereby authorize and direct said court or administrative body to narrow the same so as to make it reasonable, given all relevant circumstances, and to enforce the same. The covenants in this paragraph shall survive termination of this Agreement.
6.Definitions. For purposes of this Agreement and provisions of the Employment Agreement that are incorporated herein, the following definitions shall apply.
6.1.    Cause. “Cause” shall mean only (i) willful misfeasance or gross negligence in the performance of Employee’s duties, (ii) conduct demonstrably and significantly harmful to the Bank (which would include willful violation of any final cease and desist order applicable to the Bank), or (iii) conviction of a felony.
6.2.    Change in Control. “Change in Control” shall mean the occurrence of one or more of the following events:

6.2.1.    A person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;
6.2.2.    A majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or
6.2.3.    A person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
This definition of “Change in Control” is intended to comply with, and shall be interpreted in a manner consistent with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as U.S. Treasury regulation issued thereunder.
6.3.    Good Reason. “Good Reason” shall mean (i) any reduction of Employee’s salary or any reduction or elimination of any other compensation or benefit plan, which reduction or elimination is not of general application to substantially all employees of the Bank or such employees of any successor entity or of any entity in control of the Bank, (ii) any changes in Employee’s authority or duties substantially inconsistent with Employee’s then office position; or (iii) any transfer to a location other than Tacoma, Washington and its environs.
6.4    Termination of Employment. “Termination,” when used in reference to termination of employment, shall mean “separation from service,” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as U.S. Treasury regulation issued thereunder.
7.Specified Employee - Delay in Payments. If Executive is a “specified employee,” then amounts payable to him under this Agreement on account of a “separation from service” that could cause him to be subject to the gross income inclusion, interest and additional tax provisions of U.S. Internal Revenue Code § 409A(a)(1) shall not be paid until after the end of the sixth calendar month beginning after such separation from service (the “Suspension Period”). Within fourteen (14) calendar days after the end of the Suspension Period, the Company shall make a lump sum payment to Executive in cash in an amount equal to the sum of all payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining payments under this Agreement as if the immediately preceding provisions of this Paragraph 8 were not a part of the Agreement. For purposes of this Agreement, the terms “specified employee” and “separation from service” shall have the meanings given to those terms in U.S. Internal Revenue Code § 409A and the Treasury regulations issued thereunder.”

8.Miscellaneous.
8.1    Integration; Amendment. Except as explicitly set forth herein, this Agreement contains the entire agreement between the parties with respect to the subject matter, and supersedes all prior agreements, oral or written between the parties with respect to the subject matter (it being understood, for the avoidance of doubt, that each of Section 2(b)(v), Section 4(a)(i)(B), and Section 4(a)(ii) of the Employment Agreement, shall continue to survive according to its terms and to Section 3 hereof) and is subject to modification or amendment only upon amendment in writing signed by both parties.
8.2    Binding Effect. This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assign of the parties.
8.3    Severance. If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.
8.4    Governing Law; Venue. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement, the disputes shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties.
8.5    Notices. Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address or such other address as addressee shall designate in writing:

Company:	Columbia Bank 1301 ‘A’ Street, Ste. 800 Tacoma, WA 98402-4200 Attn: (Corporate Secretary)

Employee:	At the most recent address on file at the Bank
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

BANK:    COLUMBIA STATE BANK
By: /s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer
EMPLOYEE:
By: /s/ Hadley S. Robbins
Hadley S. Robbins